AEP Industries Inc. Reports Fiscal 2011 First Quarter Results

SOUTH HACKENSACK, N.J., March 14, 2011 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its first quarter ended January 31, 2011.

Net sales for the first quarter of fiscal 2011 increased $60.5 million, or 38.5%, to $217.7 million from $157.2 million for the first quarter of fiscal 2010. The increase was the result of a 9% increase in average selling prices primarily attributable to higher resin costs during the comparable periods, positively affecting net sales by $13.7 million, combined with a 27% increase in sales volume positively affecting net sales by $46.1 million. The first quarter of fiscal 2011 also included a $0.7 million positive impact of foreign exchange relating to the Company's Canadian operations.

Gross profit for the first quarter of 2011 increased $11.5 million, or 63.5%, to $29.5 million from $18.0 million in the same quarter of the prior fiscal year. The Company experienced a $4.1 million increase in the LIFO reserve during the first quarter of fiscal 2011 versus a $2.1 million increase in the LIFO reserve during the first quarter of fiscal 2010, representing an increase of $2.0 million year-over-year. Excluding the effects of the LIFO reserve increase, gross profit increased $13.5 million primarily due to increased sales volumes and improved plant utilization, partially offset by a lag in selling price increases during the period.  The first quarter of fiscal 2011 also included a $0.3 million decrease of consulting costs associated with the implementation of the Company's new operating system. The effect of foreign exchange on gross profit during the first quarter of 2011 was a positive impact of $0.2 million relating to the Company's Canadian operations.

Operating expenses for the first quarter of fiscal 2011 increased $2.1 million, or 9.6%, to $24.5 million from the comparable period in the prior fiscal year. The increase in operating expenses is primarily due to increased volumes sold in the current period increasing delivery and selling expenses by $2.8 million, partially offset by a decrease of $0.3 million related to share-based compensation costs associated with the Company's stock options and performance units and a $0.2 million decrease of consulting costs associated with the implementation of the Company's new operating system. The remaining decrease reflects the positive effects of the Company's ongoing effort in cost cutting initiatives.  The first quarter of fiscal 2011 also includes a $0.1 million unfavorable effect of foreign exchange relating to the Company's Canadian operations.

"We delivered strong first quarter results during what is typically a seasonally slow period," said Brendan Barba, Chairman and Chief Executive Officer of the Company.  "As expected, high sales volume trends continued as we entered fiscal 2011, with volumes up significantly during the quarter compared to a year ago, and we anticipate continued improvement in volumes going forward. Our first quarter results also reflect a leaner and more efficient organization resulting from various cost cutting initiatives that have streamlined the organization's operations.  AEP entered fiscal 2011 from a position of financial strength and we are confident that the strategies implemented during more challenging economic times will continue to benefit our company going forward."

Interest expense for the three months ended January 31, 2011 increased $0.1 million as compared to the prior year period, resulting primarily from higher average borrowings on the Company's Credit Facility.

Net income for the three months ended January 31, 2011 was $1.1 million, or $0.17 per diluted share, as compared to a net loss of $4.9 million, or $(0.72) per diluted share, for the three months ended January 31, 2010.

Adjusted EBITDA (defined below) was $15.1 million in the current quarter as compared to $4.3 million for the three months ended January 31, 2010.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and non-cash share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry.  Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP.  Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	First Quarter	First Quarter
	Fiscal 2011	Fiscal 2010
	(in thousands)	(in thousands)

Net income (loss)	$ 1,065	$ (4,900)
Provision (benefit) for taxes	242	(2,905)
Interest expense	3,813	3,760
Depreciation and amortization expense	5,368	5,244
Increase in LIFO reserve	4,087	2,097
Other non-operating income	(107)	(35)
Non-cash share-based compensation	669	1,039
Adjusted EBITDA	$ 15,137	$ 4,300

The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on March 15, 2011, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 47559604.  An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets.  The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, our new operating system, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2010, filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)
	For the Three Months Ended January 31,
	2011	2010
NET SALES	$217,727	$157,170
COST OF SALES	188,217	139,125
Gross profit	29,510	18,045
OPERATING EXPENSES:
Delivery	10,293	8,094
Selling	8,711	8,403
General and administrative	5,471	5,838
Total operating expenses	24,475	22,335
OTHER OPERATING (EXPENSE) INCOME:
(Loss) gain on sales of property, plant and equipment, net	(22)	210
Operating income (loss)	5,013	(4,080)
OTHER INCOME (EXPENSE):
Interest expense	(3,813)	(3,760)
Other, net	107	35
Income (loss) before (provision) benefit for income taxes	1,307	(7,805)
(PROVISION) BENEFIT FOR INCOME TAXES	(242)	2,905
Net income (loss)	$1,065	$(4,900)

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.17	$(0.72)
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.17	$(0.72)

Contact:	Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

CONTACT: Paul M. Feeney, Executive Vice President, Finance, and Chief Financial Officer, AEP Industries Inc., +1-201-807-2330, feeneyp@aepinc.com